UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 16, 2006

ARBINET-THEXCHANGE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-51063	13-3930916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Albany Street, Tower II, Suite 450 New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 509-9100

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

Effective October 16, 2006, John “Jack” B. Wynne, Jr. became Chief Financial Officer of Arbinet-thexchange, Inc. (“Arbinet” or the “Company”). Pursuant to an offer letter with Mr. Wynne, Mr. Wynne is entitled to receive an annual base salary of $275,000 and is eligible for an annual target bonus of up to 45% of his base salary based on the achievement of assigned performance goals and subject to the approval of Arbinet’s Board of Directors, with a prorated bonus for 2006 of approximately $25,781 payable on February 28, 2007, provided that Mr. Wynne has not been terminated for cause (as defined in the offer letter).

In addition, subject to certain approvals, Mr. Wynne will also be granted an option to purchase 175,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), with these options vesting over a four-year period. In the event of a Change in Control (as defined in the offer letter):

•	on the day of the Change in Control event one-half of the unvested options shall vest, with the remaining unvested portion vesting monthly and equally over the remaining portion of the vesting term (provided that Mr. Wynne is employed by the Company or a subsidiary or is associated with the Company or a subsidiary as a director or consultant on the applicable vesting date); and

•	and if within 12 months of such Change in Control, Mr. Wynne’ employment with Arbinet is terminated (other than a termination for cause), then all restrictions shall lapse.

Additionally, under Mr. Wynne’s offer letter, Mr. Wynne was awarded performance shares, which provide Mr. Wynne with the opportunity to earn shares of Common Stock, the number of which shall be determined pursuant to, and subject to, the attainment of performance goals. The maximum number of shares that Mr. Wynne can earn is up to approximately 68,000 shares of Common Stock.

Under Mr. Wynne’s offer letter, either the Company or Mr. Wynne may terminate his employment at any time for any reason without notice. If Mr. Wynne’s employment is terminated by the Company without cause or by Mr. Wynne for good reason (as defined in the offer letter), Arbinet is required to:

•	pay him severance in an amount equal to 12 months’ base salary at the rate in effect on the date of termination;

•	reimburse him for certain COBRA payments for a period of 12 months following the date of termination;

•	pay him an amount equal to employer contributions to Arbinet’s retirement plan for a period of 12 months following the date of termination; and

•	pay him his accrued and unpaid salary and vacation time as of the date of termination.

Mr. Wynne’s offer letter also contains noncompetition and nonsolicitation provisions. The noncompetition and nonsolicitation provisions of Mr. Wynne’s offer letter prevent Mr. Wynne from competing with the Company or soliciting the Company’s customers, suppliers or employees for a period of 12 months following the termination of his employment.

The above summary of the offer letter does not purport to be complete and is qualified in its entirety by reference to Mr. Wynne’s offer letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On October 18, 2006, Arbinet announced the appointment of John “Jack” B. Wynne, Jr., 45, as Chief Financial Officer.

Mr. Wynne was named Chief Financial Officer of Arbinet in October 2006. From July 2006 to October 2006 he served as Arbinet’s Vice President of Finance. Mr. Wynne has also been a Partner in the New York practice of Tatum, LLC, an executive services and consulting firm, since October 2005. From December 2004 to October 2005, Mr. Wynne served in various private consulting roles. From December 2002 until April 2003, Mr. Wynne served as Chief Executive Officer and Chief Financial Officer of PromptCare Acquisition Corp. In April 2003, PromptCare Acquisition Corp. acquired The PromptCare Companies, Inc., and Mr. Wynne served as Chief Executive Officer and Chief Financial Officer of The PromptCare Companies, Inc. until November 2004. From June 2000 to July 2000 he was Vice President of Allied International Healthcare and from August 2000 to November 2002, he was Chief Financial Officer of Allied International Healthcare. From August 1996 to May 2000, Mr. Wynne served as Vice-President and then as Chief Financial Officer of Wassall USA, Inc. Prior to that Mr. Wynne worked at Coopers & Lybrand LLP, the predecessor to PricewaterhouseCoopers, where he was a senior audit manager. Mr. Wynne received a B.S. degree from the University of Connecticut.

There is no arrangement or understanding pursuant to which Mr. Wynne was selected as Chief Financial Officer. There are no related party transactions between Arbinet and Mr. Wynne reportable under Item 404(a) of Regulation S-K.

The information in Item 1.01 regarding the terms of Mr. Wynne’s offer letter with the Company is incorporated by reference herein.

On October 18, 2006, the Company issued a press release regarding the appointment described in this Item 5.02 of this Current Report on Form 8-K, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Offer Letter by and between John B. Wynne, Jr. and Arbinet-thexchange, Inc., dated as of October 16, 2006*

99.1	Press Release of Arbinet-thexchange, Inc. dated October 18, 2006, entitled “Arbinet Appoints Jack Wynne Chief Financial Officer”*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBINET-THEXCHANGE, INC.

By:	/s/ W. Terrell Wingfield, Jr.
Name:	W. Terrell Wingfield, Jr.
Title:	General Counsel and Secretary

Date: October 20, 2006

Exhibit Index

Exhibit No.	Description
10.1	Offer Letter by and between John B. Wynne, Jr. and Arbinet-thexchange, Inc., dated as of October 16, 2006*

99.1	Press Release of Arbinet-thexchange, Inc. dated October 18, 2006, entitled “Arbinet Appoints Jack Wynne Chief Financial Officer”*

*	Filed herewith.